SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
       (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                            Silicon Laboratories Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    826919102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                                  Page 1 of 22
                            Exhibit Index on Page 19

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 2 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-A, L.P. ("AV IV-A")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                 1,095,324 shares, except that AV Partners IV,
     OWNED BY EACH                 L.P. ("AVP IV"), the general partner of AV
       REPORTING                   IV-A, may be deemed to have sole power to
        PERSON                     vote these shares, and Joseph C. Aragona
         WITH                      ("Aragona"), Kenneth P. DeAngelis
                                   ("DeAngelis"), Jeffery C. Garvey ("Garvey)
                                   and William P. Wood ("Wood"), the general
                                   partners of AVP IV, may be deemed to have
                                   shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,095,324 shares, except that AVP IV, the
                                   general partner of AV IV-A, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey and Wood, the
                                   general partners of AVP IV, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               1,095,324
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   2.29%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 3 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-B, L.P. ("AV IV-B")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                 2,297,978 shares, except that AVP IV, the
     OWNED BY EACH                 general partner of AV IV-B, may be deemed to
       REPORTING                   have sole power to vote these shares, and
        PERSON                     Aragona, DeAngelis, Garvey and Wood, the
         WITH                      general partners of AVP IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   2,297,978 shares, except that AVP IV, the
                                   general partner of AV IV-B, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey and Wood, the
                                   general partners of AVP IV, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               2,297,978
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   4.81%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 4 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           AV Partners IV, L.P. ("AVP IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                3,393,302 shares, of which 1,095,324 are
      OWNED BY EACH                directly owned by AV IV-A and 2,297,978 are
        REPORTING                  directly owned by AV IV-B. AVP IV, the
          PERSON                   general partner of AV IV-A and AV IV-B, may
           WITH                    be deemed to have sole power to vote these
                                   shares, and Aragona, DeAngelis, Garvey and
                                   Wood, the general partners of AVP IV, may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,393,302 shares, of which 1,095,324 are
                                   directly owned by AV IV-A and 2,297,978 are
                                   directly owned by AV IV-B. AVP IV, the
                                   general partner of AV IV-A and AV IV-B, may
                                   be deemed to have sole power to dispose of
                                   these shares, and Aragona, DeAngelis, Garvey
                                   and Wood, the general partners of AVP IV, may
                                   be deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               3,393,302
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   7.10%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 5 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures V, L.P. ("AV V")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                6,371,334 shares, except that AV Partners V,
      OWNED BY EACH                L.P. ("AVP V"), the general partner of AV V,
        REPORTING                  may be deemed to have sole power to vote
          PERSON                   these shares, and Joseph C. Aragona
           WITH                    ("Arogona"), Kenneth P. DeAngelis
                                   ("DeAngelis"), Jeffery C. Garvey ("Garvey),
                                   John D. Thornton ("Thornton"), Blaine F.
                                   Wesner ("Wesner") and William P. Wood
                                   ("Wood"), partners of AVP V, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   6,371,334 shares, except that AVP V, the
                                   general partner of AV V, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey, Thornton,
                                   Wesner and Wood, partners of AVP V, may be
                                   deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               6,371,334
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  13.34%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 6 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures V Affiliates Fund, L.P. ("AV V A")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                318,568 shares, except that AVP V, the
      OWNED BY EACH                general partner of AV V A, may be deemed to
        REPORTING                  have sole power to vote these shares, and
          PERSON                   Aragona, DeAngelis, Garvey, Thornton, Wesner
           WITH                    and Wood, partners of AVP V, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   318,568 shares, except that AVP V, the
                                   general partner of AV V A, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey, Thornton,
                                   Wesner and Wood, partners of AVP V, may be
                                   deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 318,568
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   0.67%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 7 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           AV Partners V, L.P. ("AVP V")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                6,689,902 shares, of which 6,371,334 are
      OWNED BY EACH                directly owned by AV V and 318,568 are
        REPORTING                  directly owned by AV V A. AVP V, the general
          PERSON                   partner of AV V and AV V A, may be deemed to
           WITH                    have sole power to vote these shares, and
                                   Aragona, DeAngelis, Garvey, Thornton, Wesner
                                   and Wood, partners of AVP V, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   6,689,902 shares, of which 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. AVP V, the general
                                   partner of AV V and AV V A, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey, Thornton,
                                   Wesner and Wood, partners of AVP V, may be
                                   deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               6,689,902
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  14.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 8 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph C. Aragona ("Aragona")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,087,604 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V, 318,568 are directly
                                   owned by AV V A and 4,400 are directly owned
                                   by the Sandra & Joseph Aragona Family
                                   Foundation ("Aragona Foundation"), a Texas
                                   non-profit corporation. Aragona is a general
                                   partner of both AV IV, the general partner of
                                   AV IV-A and AV IV-B, and AVP V, the general
                                   partner of AV V and AV V A, and is a trustee
                                   of the Aragona Foundation, and may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,087,604 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V, 318,568 are directly
                                   owned by AV V A and 4,400 are directly owned
                                   by the Sandra & Joseph Aragona Family
                                   Foundation ("Aragona Foundation"), a Texas
                                   non-profit corporation. Aragona is a general
                                   partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and is a trustee of the Aragona Foundation, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              10,087,604
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  21.14%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                   Page 9 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Kenneth P. DeAngelis ("DeAngelis")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                3,000 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,083,204 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. DeAngelis is a
                                   general partner of both AV IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP V,
                                   the general partner of AV V and AV V A, and
                                   may be deemed to have shared power to vote
                                   these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,083,204 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. DeAngelis is a
                                   general partner of both AV IV, the general
                                   partner of AV IV-A and AV IV-B, and AVP V,
                                   the general partner of AV V and AV V A, and
                                   may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              10,086,204
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  21.12%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                  Page 10 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Jeffery C. Garvey ("Garvey")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,083,204 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. Garvey is a general
                                   partner of both AV IV, the general partner of
                                   AV IV-A and AV IV-B, and AVP V, the general
                                   partner of AV V and AV V A, and may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,083,204 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. Garvey is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              10,083,204
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  21.12%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                  Page 11 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           John D. Thornton ("Thornton")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   6,694,302 shares, of which 6,371,334 are
                                   directly owned by AV V, 318,568 are directly
                                   owned by AV V A and 4,400 are directly owned
                                   by the Julie & John Thornton Family
                                   Foundation ("Thornton Foundation"), a Texas
                                   non-profit corporation. Thornton is a general
                                   partner of AVP V, the general partner of AV V
                                   and AV V A, and is a trustee of the Thornton
                                   Foundation, and may be deemed to have shared
                                   power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   6,694,302 shares, of which 6,371,334 are
                                   directly owned by AV V, 318,568 are directly
                                   owned by AV V A and 4,400 are directly owned
                                   by the Julie & John Thornton Family
                                   Foundation ("Thornton Foundation"), a Texas
                                   non-profit corporation. Thornton is a general partner of AVP V, the general partner of AV V and AV V A, and is a trustee of the Thornton Foundation, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               6,694,302
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  14.02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                  Page 12 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Blaine F. Wesner ("Wesner")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                2,400 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   6,689,902 shares, of which 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. Wesner is a general partner of AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to vote these shares.

                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   2,400 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   6,689,902 shares, of which 6,371,334 are
                                   directly owned by AV V and 318,568 are
                                   directly owned by AV V A. Wesner is a general partner of AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               6,692,302
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  14.02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 826919102                    13G                  Page 13 of 22
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           William P. Wood ("Wood")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                644,576 shares, of which 30,000 are directly
      OWNED BY EACH                owned by Wood and OF 614,576 shares are
        REPORTING                  directly owned by Silverton Partners, L.P.
          PERSON                   ("Silverton"), a Texas limited partnership,
           WITH                    and Wood, the sole general partner of
                                   Silverton, may be deemed to have sole power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,087,604 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V, 318,568 are directly
                                   owned by AV V A and 4,400 are directly owned
                                   by the Silverton Foundation, a Texas
                                   non-profit corporation. Wood is a general
                                   partner of AV IV, the general partner of AV
                                   IV-A and AV IV-B, and a partner of AVP V, the
                                   general partner of AV V and AV V A, and is a
                                   trustee of the Silverton Foundation, and may
                                   be deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   644,576 shares, of which 30,000 are directly
                                   owned by Wood and 614,576 shares are directly
                                   owned by Silverton Partners, L.P.
                                   ("Silverton"), a Texas limited partnership,
                                   and Wood, the sole general partner of
                                   Silverton, may be deemed to have sole power
                                   to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,087,604 shares, of which 1,095,324 are
                                   directly owned by AV IV-A, 2,297,978 are
                                   directly owned by AV IV-B, 6,371,334 are
                                   directly owned by AV V, 318,568 are directly
                                   owned by AV V A and 4,400 are directly owned
                                   by the Silverton Foundation, a Texas
                                   non-profit corporation. Wood is a general
                                   partner of AV IV, the general partner of AV
                                   IV-A and AV IV-B, and a partner of AVP V, the general partner of AV V and AV V A, and is a trustee of the Silverton Foundation, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              10,732,180
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  22.48%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER

           Silicon Laboratories Inc.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           4635 Boston Lane
           Austin, TX 78735


ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by Austin Ventures IV-A, L.P., a Delaware limited partnership ("AV IV-A"), Austin Ventures IV-B, L.P., a Delaware limited partnership ("AV IV-B"), AV Partners IV, L.P., a Delaware limited partnership ("AVP IV"), Austin Ventures V, L.P., a Delaware limited partnership ("AV V"), Austin Ventures V Affiliates Fund, L.P., a Delaware limited partnership ("AV V A"), AV Partners V, L.P., a Delaware limited partnership ("AVP V"), Joseph C. Aragona ("Arogona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey), John D. Thornton ("Thornton"), Blaine F. Wesner ("Wesner") and William P. Wood ("Wood"). Aragona, DeAngelis, Garvey and Wood are the general partners of AVP IV. Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood are partners of AVP V. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B. Aragona, DeAngelis, Garvey and Wood are general partners of AVP IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B.

           AVP V, the general partner of AV V and AV V A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV V and AV V A. Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood are partners of AVP V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV V and AV V A.


ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           Austin Ventures
           701 N. Brazos St., Suite 1400
           Austin, Texas 78701


ITEM 2(C) CITIZENSHIP

           AV IV-A, AV IV-B, AVP IV, AV V, AV V A and AVP V, are Delaware limited partnerships Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood are United States citizens.


ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 826919102

ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote:

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the  disposition
                             of:

                             See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared   power  to   dispose   or  to  direct   the
                             disposition of:

                             See Row 8 of cover page for each Reporting Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of AV IV-A, AV IV-B, AVP IV, AV V, AV A and AVP V, the general and limited partners, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable


ITEM 10.   CERTIFICATION.

           Not applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


AUSTIN VENTURES IV-A, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AV PARTNERS IV, L.P.                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES V, L.P.                 /s/ John Nicholson
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES V AFFILIATES FUND, L.P. /s/ John Nicholson
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AV PARTNERS V, L.P.                     /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



BLAINE F. WESNER                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                         /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 20

Exhibit B: Reference to John Nicholson as Attorney-In-Fact            22

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Silicon Laboratories, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated:  February 14, 2001


AUSTIN VENTURES IV-A, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AV PARTNERS IV, L.P.                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES V, L.P.                 /s/ John Nicholson
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES V AFFILIATES FUND, L.P. /s/ John Nicholson
By AV Partners V, L.P.,                 ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

AV PARTNERS V, L.P.                     /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOSEPH C. ARAGONA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



BLAINE F. WESNER                        /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                         /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

                                    EXHIBIT B

                 REFERENCE TO JOHN NICHOLSON AS ATTORNEY-IN-FACT

         John Nicholson has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.